NEWGEN TECHNOLOGIES, INC.
                         6000 FAIRVIEW ROAD, 12TH FLOOR
                         CHARLOTTE, NORTH CAROLINA 28210



                                                                  April 21, 2006


VIA ELECTRONIC SUBMISSION

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

      Re:      NewGen Technologies, Inc. (the "Company")
               Registration Statement on Form SB-2
               Filed February 10, 2006
               File No. 333-131745

Ladies and Gentlemen:

      We previously filed the above-referenced Form SB-2 registration statement and hereby request that such registration statement be withdrawn at your earliest convenience. No securities were offered or sold pursuant to this registration statement. We request this withdrawal because the Company has modified the terms of its current financing. Please apply the Company's filing fee to its account with the SEC.

      If you have any questions concerning this matter, please contact Yoel Goldfeder at (212) 930-9700.

      Thank you for your assistance in this matter.


                                          NewGen Technologies, Inc.

                                          By:  /s/ Scott Deininger
                                               ---------------------------
                                               Scott Deininger
                                               Chief Financial Officer